QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE
November 13, 2003

Important Notice: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's supplemental financial information and guidance in a conference call which will begin at 12:00 p.m. (ET) November 14, 2003. The call can be accessed by dialing (719) 457-2662 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 3:00 p.m. (ET) on November 14, 2003 through 5:00 p.m (ET) November 21, 2003, by dialing (719) 457-0820 plus the pass code 781939#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

LIBERTY MEDIA CORPORATION PROVIDES THIRD QUARTER
SUPPLEMENTAL FINANCIAL INFORMATION AND 2003 GUIDANCE

        Englewood, Colorado—On November 13, 2003, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2003. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-Q.

        As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information for certain of Liberty's privately held assets including:

  •
  QVC, Inc., a consolidated, 98% owned subsidiary of Liberty;

  •
  Starz Encore Group LLC ("SEG"), a consolidated, wholly-owned subsidiary of Liberty;

  •
  Discovery Communications, Inc. ("DCI" or "Discovery"); Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

        The following tables and comments compare financial information for the three months ended September 30, 2003 to the same period for 2002. Operating expense, as defined by Liberty and used in the following tables, consists of operating, selling, general and administrative expenses and excludes depreciation, amortization, stock compensation and other non-cash charges taken into account in determining operating income. Operating cash flow, as defined by Liberty and used in the following tables, represents revenue less operating expense. Please see page 15 and Schedule 1 at the end of this document for a discussion of SEC rules and guidance regarding non-GAAP measures and actions taken by Liberty to comply with those rules and guidance, as well as for reconciliations for the appropriate periods in 2003 and 2002 of operating cash flow to operating income for each identified entity.

        The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, Liberty is reliant on the management of these affiliates and their independent accountants to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. As a result, Liberty makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

QVC, INC.

        On September 17, 2003, Liberty announced that it had completed its previously announced acquisition of Comcast Corporation's approximate 56.5% ownership stake in QVC, Inc. QVC is now 98% owned by Liberty with the remainder owned by members of the QVC management team. At closing, Liberty delivered to Comcast approximately 218 million shares of Liberty Media Series A common stock, a three-year note payable in the amount of $4.0 billion and $1.35 billion in cash.

	QVC, Inc. Summary Financial Information
	Q3 03	Q3 02
	(amounts in millions)
Revenue:
Domestic	$901	850
International	252	158

Total Revenue	1,153	1,008

Operating Expense:
Domestic	695	670
International	224	153

Total Operating Expense	919	823

Operating Cash Flow:
Domestic	206	180
International	28	5

Total Operating Cash Flow	$234	185

Operating Income	$191	158

Net Cash	$624	66

  •
  QVC's revenue and operating cash flow increased by 14% and 26%, respectively.

  •
  QVC's domestic revenue increased 6% and operating cash flow increased 14%. The domestic revenue increase was attributed to increased sales volume primarily in the areas of apparel and accessories. The domestic operations shipped more than 22.5 million units during the quarter, an increase of 9.5%. The average selling price declined 4.9% from $45.00 to $42.78. Gross margins remained flat at 36.9%, however, through the benefits of scale economics and cost control efforts, domestic operating cash flow margins increased 170 basis points, of which 50 basis points can be attributed to one-time expenses that occurred in the prior year.

  •
  QVC's international operations experienced positive results for the quarter due to a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 59% as a result of strong performance from each of the international divisions. The average number of international subscribers during the third quarter increased from 40.8 million to 47.1 million or 15%. Fueled by the increase in sales and higher gross margin, the operating cash flow of the international operations increased from $5 million to $28 million and each of the international divisions is operating cash flow positive. The international cash flow margin increased from 3.1% to 11.1%. Excluding the effect of exchange rates, QVC's international revenue growth was 48% and international operating cash flow growth was 427%.

QVC—FY '03 Guidance

        The following estimates assume primarily, among other factors, that the product mix remains materially consistent with that experienced in the first nine months of 2003, continued international growth and a continuation of the improving sales trend from the third quarter.

        For full year 2003 versus 2002, QVC operating results are expected to increase as follows:

  •
  Revenue by high single digits %; Operating cash flow by low double digits %.

  •
  Operating income by mid single digits %.

STARZ ENCORE GROUP LLC

        Liberty owned 100% of SEG at September 30, 2003. The principal services of SEG are the STARZ!, Encore and Thematic Multiplex premium movie services.

	Starz Encore Group LLC Summary Financial Information
	Q3 03	Q3 02
	(amounts in millions)
Revenue	$217	243
Operating Expense	145	144

Operating Cash Flow	$72	99

Operating Income	$126	80

Outstanding Debt	$333	420

Total Subscription Units	143.7	131.8

        As further described in Liberty's Form 10-Q, Starz Encore was a party to litigation with Comcast Corporation regarding the affiliation agreement between AT&T Broadband (now known as Comcast Cable Holdings, LLC, "Comcast Cable Holdings") and Starz Encore (the "1997 Affiliation Agreement"). On September 23, 2003, Starz Encore and Comcast announced that they had entered into a multi-year agreement for the carriage of the STARZ! and Encore movie services on all Comcast owned and operated cable systems (including those of Comcast Cable Holdings). This agreement resolves all of the litigation that was pending between Starz Encore and Comcast with respect to the 1997 Affiliation Agreement.

        Under the new multi-year affiliation agreement, which expires at the end of 2010, Comcast will pay SEG based on per subscriber rates rather than the flat fee arrangement prescribed by the Comcast Cable Holdings affiliation agreement. These payment terms are retroactive to November 18, 2002. The new agreement also includes provisions for the distribution of new SEG products in select Comcast systems and provisions for co-operative marketing efforts between Comcast and SEG. The new agreement does not allow the programming pass-through provisions that were included in the 1997 affiliation agreement.

  •
  SEG revenue decreased by 11% and operating expense was essentially flat. Operating cash flow decreased by 27%.

  •
  The decrease in revenue was due to a $32 million decrease in revenue from Comcast partially offset by an increase in revenue from other distributors. The reduction in revenue from Comcast was the result of a lower effective per-subscriber fee under the new affiliation agreement and a decrease in STARZ! subscribers in the Comcast systems.

  •
  Subscription units continue to grow, however revenue decreased due to a disproportionate increase in units of the lower priced Thematic Multiplex channels. Total subscription units increased by 9% due to a 14% increase in Thematic Multiplex units and a 2% increase in Encore units partially offset by a 10% decrease in STARZ! units.

  •
  While SEG experienced growth in total subscription units as compared to the prior year, total subscription units have remained relatively flat since March 31, 2003. This trend reflects reduced demand for SEG's services as well as subscriber losses in digital packages where SEG's services are often included. SEG has signed a new agreement with Comcast and continues to negotiate with the other multichannel television distributors to obtain more favorable channel packaging and to increase promotional efforts. However, no assurance can be given that these negotiations will be successful.

  •
  Operating expense was essentially flat as increases in programming license fees were partially offset by decreases in affiliate marketing support and national branding activity due to the reduced number of co-operative promotions by certain multichannel distributors discussed above. The increase in programming license fees was due to an increase in the number of exhibitions of output product relative to less expensive library product.

  •
  SEG reduced its outstanding bank debt by $87 million to $333 million compared to September 30, 2002.

STARZ ENCORE—FY '03 Guidance

        Note that SEG recognizes revenue from Comcast Cable Holdings at rates applicable under the new Comcast Cable Holding's affiliation agreement. The following estimates assume, among other factors, that SEG continues to experience growth in total subscription units with a product mix that is consistent with that experienced during the first nine months of 2003.

        For full year 2003 versus 2002, SEG operating results are expected as follows:

  •
  Revenue and operating cash flow to decrease by mid single digits %.

  •
  Operating income to increase by approximately 10%.

DISCOVERY COMMUNICATIONS, INC.

        Liberty owned 50% of DCI as of September 30, 2003. The results below give effect to certain year-end audit adjustments affecting the third quarter of 2002.

	Discovery Communications, Inc. Summary Financial Information
	Q3 03	Q3 02
	(amounts in millions)
Revenue:
Discovery Networks U.S.	$326	272
Discovery Networks International	107	86
International Ventures	15	10
Consumer Products & Other*	26	26

Total Revenue	474	394

Operating Expense:
Discovery Networks U.S.	210	179
Discovery Networks International	86	74
International Ventures	19	18
Consumer Products & Other*	43	45

Total Operating Expense	358	316

Operating Cash Flow (Deficit):
Discovery Networks U.S.	116	93
Discovery Networks International	21	12
International Ventures	(4)	(8)
Consumer Products & Other*	(17)	(19)

Total Operating Cash Flow	$116	78

Operating Income	$78	29

Outstanding Debt	$2,486	2,398

*
Includes all Intercompany Eliminations.

        During the third quarter of 2003, ratings continued to be strong across all Discovery Networks. DCI also began to see ratings improvement for Discovery Channel, U.S. as a result of programming and marketing investment and a strong new schedule. TLC's Trading Spaces franchise had the highest rated program in the network's history with its $100K special episode. DCI signed cross platform advertising partnerships with Kraft Foods North America and Home Depot. Discovery also advanced a number of its business objectives, including the re-launch of its newest network in the United States, FIT TV, a new cable network targeting the business opportunity in the fitness category for both mind and body.

        Total revenue and operating expenses increased 20% and 13%, respectively. Total DCI operating cash flow increased 49%, driven by an increase in gross advertising revenue of 23% and an increase in gross affiliate revenue of 13%. DCI's affiliated networks now reach more than 974 million cumulative worldwide subscribers.

        DCI—Discovery Networks U.S.:    Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, FIT TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Español, Discovery HD Theater and online initiatives.

  •
  Domestic Networks now reach approximately 548 million cumulative subscribing households. Domestic Networks revenue increased by 20% due to increases in both affiliate and advertising revenue. Operating expenses increased 17% due to increases in programming and marketing expenses. Operating cash flow increased by 25% to $116 million.

  •
  Net advertising revenue increased 24% due to growth in the overall advertising market and a 12% increase in prime time audience delivery.

  •
  Net affiliate revenue increased 14% as aggregate subscribers increased by 10%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subscribers and higher per subscriber rates as compared to the prior year. These revenues were net of launch support amortization and other items of $37 million and $35 million for the quarters ended September 30, 2003 and 2002, respectively. Excluding the effects of launch support amortization, gross affiliate revenues increased 12% for the quarter.

  •
  Operating expenses increased 17% due to increases in programming, marketing and sales related expenses. The increase in programming and marketing expenses was due to an increased level of investment that helped to drive ratings growth.

        DCI—Discovery Networks International:    Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

  •
  International Networks now reach approximately 301 million cumulative subscribing households. International Networks revenue increased by 24% due to increases in both affiliate and advertising revenue and favorable exchange rates. Operating expenses increased 16% and operating cash flow increased by 75% to $21 million. Excluding the effect of exchange rates, revenue increased by 13%, operating expenses increased 7% and operating cash flow increased 50%.

  •
  Net advertising revenue increased 20% driven by positive developments in advertising sales and subscriber growth in all International regions, with Latin America and Asia showing improvements.

  •
  Net affiliate revenue increased by 13% as aggregate subscribers increased by 37%. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers of recently launched networks and certain networks in Asia where the majority are currently in a free contract period or have lower subscription fee rates than other International channels.

        DCI—International Ventures:    Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain).

  •
  International Ventures revenue increased by 50% due to strong subscriber growth in the UK and Europe. The operating cash flow deficit improved by 50% from $8 million to $4 million. International Ventures now reach over 125 million cumulative subscribing households.

        DCI—Consumer Products:    The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 138 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students and 80,000 classrooms in the U.S.

  •
  Operating cash flow deficit improved by $2 million or 11% primarily due to an increase in gross margin resulting from sales of the newly introduced higher margin products, combined with reductions in store operating costs and other overhead.

        DCI—Outstanding Debt:    DCI's outstanding debt (including capital leases, letters of credit, and other notes payable) increased by $88 million compared to September 30, 2002. The increase was primarily due to additional borrowings for the funding of start-up businesses, debt service costs and acquisitions.

DCI—FY '03 Guidance Adjusted Upward

        The following estimates assume primarily, among other factors, continuation of the positive trend in the domestic advertising sales market, stabilization of certain Latin American economies, continued growth in international distribution and continued economic uncertainty in the national retail environment.

        For full year 2003 versus 2002, DCI operating results are expected to increase as follows:

        DCI consolidated:

  •
  Revenue by mid teens %; Operating cash flow by high 20s %.

  •
  Operating income by high 70s %.

        Discovery Networks U.S.:

  •
  Revenue by high teens %; Operating cash flow by low to mid teens %.

        Discovery Networks International:

  •
  Revenue by low to mid teens %; Operating cash flow by approximately 50%.

Notes:

BBC/DCI Joint Ventures—Consolidated:

        The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI Joint Ventures—Equity Affiliates:

        DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

Other Joint Ventures—Discovery Times Channel, Discovery Health Channel, Animal Planet (US)—Consolidated:

        DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. Upon expiration of these rights, the economic interests will approximate the equity interests.

JUPITER TELECOMMUNICATIONS CO., LTD.

	Jupiter Telecommunications Co., Ltd. Summary Financial Information
	Q3 03	Q3 02
	(amounts in millions)
Revenue	$314	248
Operating Expense	203	186

Operating Cash Flow	$111	62

Operating Income (Loss)	$30	(1)

Outstanding Debt(1)	$2,232	2,378
Managed Subscriber Data (000s):
Cable	1,483	1,373
High Speed Data	591	463
Telephony	496	300
Homes Receiving Service(2)	1,698	1,524

(1)
Includes shareholder debt of $1,290 million and $617 million, respectively, at September 2003 and 2002.

(2)
Represents the number of households subscribing to at least one J-COM broadband service.

        J-COM:    Liberty owned 45% of J-COM at September 30, 2003. J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed Internet access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM.

  •
  J-COM's revenue increased 27%, operating expenses increased 9% and operating cash flow increased 79%. Excluding the effect of exchange rates, revenue increased by 23%, operating expenses increased 6% and operating cash flow increased 71%.

  •
  Revenue increased 27% due to increased distribution in all three services and substantial growth in Internet and telephony revenue. Managed cable subscribers increased 8%, Internet services subscribers increased 28% and telephony subscribers increased 65%. Average monthly revenue per household receiving at least one service increased 10% to $58.

  •
  Operating cash flow at J-COM increased 79% due to the revenue increases combined with margin improvements associated with increased scale.

  •
  J-COM served approximately 1.7 million homes at September 30, 2003, an increase of 11%, and services per household (total revenue generating units divided by total households served) rose from 1.40 to 1.51. Penetration of homes taking at least one service increased from 26.4% to 28.6%.

  •
  Approximately 39% of J-COM's customers subscribed to more than one service at September 30, 2003, which translated into approximately 668,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 12% of J-COM's homes subscribing to all three services at September 30, 2003 compared to 8% at September 30, 2002.

J-COM—FY '03 Guidance Adjusted Upward

        The following estimates assume continued subscriber growth, a product mix that is consistent with that experienced during the first nine months of 2003 and continued cost control efforts, including programming costs.

        For full year 2003 versus 2002, J-COM operating results, excluding the effect of exchange rates, are expected to increase as follows:

  •
  Revenue by approximately 20%; Operating cash flow by 75 - 80%.

  •
  Operating income from an operating loss of $34 million in 2002 to operating income of $89-107 million in 2003.

JUPITER PROGRAMMING CO., LTD.

	Jupiter Programming Co., Ltd. Summary Financial Information
	Q3 03	Q3 02
	(amounts in millions)
Revenue	$100	74
Operating Expense	86	64

Operating Cash Flow	$14	10

Operating Income	$11	7

Outstanding Debt(1)	$57	58
Cumulative Subscribers (000s)(2)	41,222	33,018

(1)
Includes shareholder debt of $17 million and $16 million, respectively, at September 2003 and 2002.

(2)
Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis.

        JPC:    Liberty owned 50% of JPC at September 30, 2003. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns, operates or invests in 15 channels. In August 2003, JPC acquired a 35% interest in the action/adventure channel, AXN Japan, which had approximately three million subscribers at September 30, 2003.

  •
  JPC's revenue increased 35%, operating expenses increased 34% and operating cash flow increased 40%. Excluding the effect of exchange rates, revenue increased by 32%, operating expenses increased 30% and operating cash flow increased 42%.

  •
  JPC's revenue increased 35% largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop Channel was the largest contributor generating an additional $20 million in revenue versus the comparable period in 2002. This increase was driven by a 22% increase in full-time equivalent ("FTE") homes at quarter end and an increase in sales per FTE home of 13%. Subscribers at other channels grew by 13% at CSN, 13% at Golf Network, 14% at J-Sky Sports, 11% at Discovery and 19% at Animal Planet.

  •
  JPC's operating cash flow increased 40% due to the revenue increase, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC—FY '03 Guidance Adjusted Upward

        The following estimates assume continued subscriber growth across all programming services, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

        For full year 2003 versus 2002, JPC operating results, excluding the effect of exchange rates, are expected to increase as follows:

  •
  Revenue by approximately 35%; Operating cash flow by low 30s %.

  •
  Operating income by low 40s %.

SUMMARY OF CASH AND LONG-TERM DEBT

        The following is a summary of Liberty's cash and long-term debt as of September 30, 2003 and June 30, 2003.

	09/30/2003	06/30/2003
	(amounts in millions)
Cash and Cash Related Investments:
Liberty Corporate Cash	$2,399	3,287
Corporate Short-term Investments	232	199
Corporate Long-term Marketable Securities(1)	1,300	1,166

Total Corporate Cash and Liquid Investments	3,931	4,652
Cash and Liquid Investments of Subsidiaries(2)	898	275

Total Cash and Liquid Investments	4,829	4,927
Less: Short and Long-term Securities	(1,567)	(1,398)

Consolidated Cash Balance (GAAP)	$3,262	3,529

Debt:
Senior Notes and Debentures(3)	$8,338	3,488
Senior Exchangeable Debentures(4)	4,766	4,796
Bank Debt	250	250

Total Corporate Debt	13,354	8,534
Debt of Subsidiaries	1,090	1,178

Total Corporate and Subsidiary Debt	14,444	9,712
Less: Unamortized Discount Attributable to Call Option Obligation	(2,533)	(2,576)
Unamortized Discount	(25)	(22)

Consolidated Debt Balance (GAAP)	$11,886	7,114

(1)
Represents long-term liquid cash equivalents which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(2)
Includes $20 million and $15 million of short-term and $15 million and $18 million of long-term securities held by subsidiaries at September 30, 2003 and June 30, 2003, respectively.

(3)
Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4)
Represents face amount of Senior Exchangeable Debentures, with no reduction for the unamortized discount attributable to the embedded call option obligation.

        The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

        Liberty's Total Corporate Cash and Liquid Investments decreased by $721 million to $3.9 billion and Total Corporate Debt increased by $4.8 billion to $13.4 billion compared to June 30, 2003. The net changes in corporate cash and liquid investments and in corporate debt were primarily the result of cash used and debt issued in Liberty's acquisition of Comcast Corporation's approximate 56.5% ownership stake in QVC, Inc.

SUMMARY OF SIGNIFICANT PUBLIC ASSETS

Market Value at 9/30/03
(amounts in millions)
The News Corporation Limited	$6,331
IAC/InterActiveCorp	$4,593
UnitedGlobalCom, Inc.	$1,864
Other	$7,397

SUMMARY OF EQUITY DERIVATIVES

        Liberty has entered into equity collars, narrow-band collars, put-spread collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. The estimated fair value of these financial instruments at September 30, 2003 was $3,209 million.

Outstanding Shares

        At September 30, 2003, there were approximately 2.903 billion outstanding shares of L and LMC.B and 82 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At September 30, 2003, approximately 77% of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price. Exercise of these options, as well as all other warrants and options to purchase L and LMC.B shares, would result in aggregate proceeds of approximately $984 million.

OTHER EVENTS:

Liberty Announces Acquisition of UnitedGlobalCom, Inc. Class B Common Shares

        On August 19, 2003, Liberty announced that it had agreed to acquire all of the outstanding shares of Class B common stock of UnitedGlobalCom, Inc. (NASDAQ: UCOMA) (United) from United's founding shareholders. Liberty will exchange 12.6 million shares of its Series A common stock for 8.2 million shares of United's Class B common stock as well as a cash payment of approximately 50% of the sellers' tax liabilities arising from the sale. On closing of this transaction, Liberty will have ownership of approximately 75% of United's common stock representing approximately 96% of the voting power of United's shares and Liberty designees will comprise a majority of United's board of directors.

Liberty Completes Acquisition of QVC, Inc.

        On September 17, 2003, Liberty announced that it had completed its previously announced acquisition of Comcast Corporation's approximate 56.5% ownership stake in QVC, Inc. QVC is now 98% owned by Liberty. At closing, Liberty delivered to Comcast approximately 218 million shares of Liberty Media Series A common stock and a three-year note payable in the amount of $4.0 billion. Liberty also delivered cash in the amount of $1.35 billion, which was funded with the proceeds from the September 12, 2003 sale of Liberty's 3.5% Senior Notes due in 2006. Liberty's Senior Notes have an effective interest rate of LIBOR + 45 basis points, after taking into consideration interest rate swaps, and the note payable to Comcast bears interest at LIBOR + 150 basis points. The shares of common stock and the note payable to Comcast have been registered under the Securities Act of 1933.

UnitedGlobalCom, Inc. Commences An Offer for Outstanding Shares of UGC Europe, Inc.

        On October 6, 2003, United commenced an offer to exchange 9.0 shares of its Class A common stock for each share of UGC Europe, Inc. (UGCE) it did not already own. On November, 12, 2003, United amended the exchange ratio to offer 10.3 shares of its Class A common stock for each share of UGCE common stock. As a condition of the offer, United must own at least 90% of UGCE upon consummation of the exchange offer and United has committed to effect a short-form merger following the completion of the exchange offer. In connection with the exchange offer, as amended, Liberty has agreed to limit the exercise of its preemptive rights such that Liberty will not increase its ownership percentage of United's capital stock beyond the lower of 55% (or in limited circumstances, 60%) and its then-current ownership percentage.

        Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the privately held assets of Liberty Media Corporation included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty Media Corporation, including the most recently filed Form 10-Q of Liberty Media Corporation; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such privately held assets operate; continued consolidation of the broadband distribution industry; uncertainties inherent in proposed business strategies and development plans; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such privately held assets' products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. Liberty Media Corporation expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media Corporation's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        Contact: Mike Erickson 877-772-1518

NON-GAAP FINANCIAL MEASURES

        The Securities and Exchange Commission ("SEC") has issued rules and guidance regarding the use by registrants of non-GAAP financial measures. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that:

  •
  excludes amounts, or are subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or

  •
  includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

        The rules and guidance require, among other things, a quantitative reconciliation (to the extent available without unreasonable efforts in the case of forward-looking information) of the differences between the non-GAAP financial measure used with the most directly comparable GAAP financial measure. A statement of the reason why the registrant's management believes that presentation of the non-GAAP financial measure provides useful information to investors is required, as is a statement, if material, of any additional purposes for which the registrant's management uses the non-GAAP financial measure.

        This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income. Liberty defines operating cash flow as revenue less "operating expense," which Liberty defines as operating, selling, general and administrative expenses. Operating expense, as defined by Liberty, excludes depreciation, amortization, stock compensation and other non-cash charges taken into account with operating expense in computing operating income in accordance with GAAP.

        Liberty's management uses revenue and operating cash flow as a measure of operating performance and for purposes of making decisions about allocating resources to its subsidiaries and affiliates, and believes the presentation of operating cash flow is helpful information for investors when presented in conjunction with operating income. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets.

        The rules on non-GAAP financial measures were released by the SEC in January 2003 and are relatively new. We, in common with other registrants, are still in the process of interpreting the rules and monitoring developments and guidance by the SEC to ensure continued compliance. While we believe that the presentation in this press release complies with the SEC's rules, we can give no assurance that we will be able to provide the same or comparable measures in future press releases or announcements.

LIBERTY MEDIA CORPORATION

SCHEDULE 1

        The following table provides a reconciliation, for our largest consolidated subsidiaries and certain of our large equity affiliates, of operating cash flow to operating income calculated in accordance with GAAP for the three month periods ended September 30, 2003 and 2002.

Company Ownership %	QVC 98.2%	SEG 100%	DCI 50.0%	J-COM 45.2%	JPC 50.0%
	(amounts in millions)
Three months ended September 30, 2003
Operating Cash Flow	$234	72	116	111	14
Depreciation and amortization	(43)	(21)	(30)	(81)	(3)
Stock compensation expense(1)	—	75	(8)	—	—
Other non-cash charges	—	—	—	—	—

Operating Income	$191	126	78	30	11

Three months ended September 30, 2002
Operating Cash Flow	$185	99	78	62	10
Depreciation and amortization	(27)	(17)	(25)	(63)	(3)
Stock compensation expense(1)	—	(2)	(24)	—	—
Other non-cash charges	—	—	—	—	—

Operating Income (Loss)	$158	80	29	(1)	7

(1)
SEG and DCI stock compensation expense represents amounts pursuant to phantom stock appreciation rights plans.

QuickLinks

LIBERTY MEDIA CORPORATION PROVIDES THIRD QUARTER SUPPLEMENTAL FINANCIAL INFORMATION AND 2003 GUIDANCE